ADAM A. LEWIS (BAR NO. 88736) PATRICIA S. MAR (BAR NO. 45593) JEFFREY M. KAYES (BAR NO. 216089) MORRISON & FOERSTER LLP 425 Market Street San Francisco, California 94105-2482 Telephone: 415.268.7000 Facsimile: 415.268.7522 Attorneys for Debtor WESTERN WATER COMPANY

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF CALIFORNIA

OAKLAND DIVISION

In re WESTERN WATER COMPANY, Debtor and Debtor-in-Possession.	Case No. 05-42839 Chapter 11 Date: September 26, 2005 Time: 1:30 p.m. Courtroom: Judge Leslie Tchaikovsky

DEBTOR’S MOTION UNDER 11 U.S.C. § 363 FOR (1) APPROVAL OF

SALE OF SUBSTANTIALLY ALL ASSETS OF THE DEBTOR,

FREE AND CLEAR OF LIENS, CLAIMS AND INTERESTS AND

(2) APPROVAL OF BID PROCEDURES

Western Water Company, as debtor and debtor-in-possession (the “Debtor”) hereby submits this Motion Under 11 U.S.C. § 363 for (1) Approval of Sale of Substantially All Assets of the Debtor, Free and Clear of Liens, Claims and Interests, and (2) Approval of Bid Procedures (the “Motion”). By this Motion, the Debtor requests that the court 1) enter an order (the “Bid Procedures Order”), following a hearing scheduled for September 26, 2005, establishing and approving the Bid Procedures set forth in Exhibit A hereto (the “Bid Procedures”), and 2) enter an order (the “Sale Order”), following a hearing scheduled for October 24, 2005, approving the sale of substantially all assets of the Debtor, free and clear of liens, claims and interests, to either (a) Colorado Water Resources, LLC on the terms set forth in the Asset Purchase Agreement attached hereto as Exhibit B, or (b) such other purchaser or purchasers identified by the Debtor as the successful bidder or bidders after completion of the Bid Procedures.

This Motion will be based on the Memorandum of Points and Authorities and Declaration of Michael Patrick George filed in Support of the Motion and such further evidence and argument that may be presented to the Court at or before the hearing or hearings on the Motion.

Dated: September 6, 2005	ADAM A. LEWIS PATRICIA S. MAR JEFFREY M. KAYES MORRISON & FOERSTER LLP

By: /s/ Patricia S. Mar

Patricia S. Mar

EXHIBIT A

BID PROCEDURES

EXHIBIT A

BID PROCEDURES

1.	At a hearing set for 1:30 p.m. (Pacific Time) on October 24, 2005, pursuant to the terms of the Sale Motion, Seller shall present to the Bankruptcy Court the winning bidder or bidders for Lots A and/or B as determined by the procedures set forth herein.

2.	Seller shall hold the Auction (defined below) for Qualified Bidders (defined below) at 10 a.m. (Mountain Time) on October 21, 2005 (the “Auction Date”) at the offices of Morrison & Foerster, 5200 Republic Plaza, Denver, Colorado. The Auction shall be recorded and transcribed by Seller and shall present for sale all the Purchased Assets, which shall be divided into Lot A, consisting of the Cherry Creek Assets, and Lot B, consisting of the Residual Assets.

3.	Parties wishing to be Qualified Bidders must, not later than 5:00 p.m. (Mountain Time) on October 18, 2005, submit a bid (each an “Bid”) for Lot A and/or Lot B and/or both Lots together. An initial Bid for Lot A separately must be in the minimum amount of $14,200,000, an initial Bid for Lot B separately must be in the minimum amount of $100,000, and an initial Bid for both Lots together must be in the minimum amount of $14,300,000. Any Bid for both Lots together shall detail the amount, if any, the Qualified Bidder would pay for Lot A and/or Lot B separately (which amounts must be in the respective minimum amounts set forth in the preceding sentence), and Seller shall be entitled to treat such amount as a separate Bid for such Lot.

4.	Each Bid shall be presented to Seller in the form of an asset purchase agreement, executed by and enforceable against the Qualified Bidder, based upon the form of the Asset Purchase Agreement (the “APA”) dated as of September 6, 2005 by and between Seller and Colorado Water Resources, LLC (the “Stalking Horse”), constituting a binding and enforceable offer to purchase the assets in Lots A and/or Lot B. Each Bid shall also be accompanied by a blackline showing any changes to the APA proposed by the Qualified Bidder. Seller shall, on or before Noon (Mountain Time) on October 19, 2005, provide copies thereof to the Stalking Horse and to any other Qualified Bidder who has executed with Seller an appropriate non-disclosure agreement covering such information.

5.	In order to become a Qualified Bidder eligible to participate in the Auction, a party must, on or before 5:00 p.m. (Mountain Time) on October 18, 2005, demonstrate to the satisfaction of Seller its financial ability to consummate its initial Bid(s) (and any subsequent Bids reasonably expected to be received by Seller) and close its proposed transaction by (i) delivering appropriate financial statements and other documents, as required by Seller, indicating the financial ability to close its proposed transaction, and (b) transferring to Seller, to be held in escrow, a cash deposit (the Qualified Bidder’s “Deposit”). Parties wishing to be Qualified Bidders with respect to Lot B only shall be required to make a Deposit in the amount of $100,000; parties wishing to be Qualified Bidders with respect to Lot A, whether separately or in combination with Lot B, shall be required to make a Deposit in the amount of $1,000,000. The Stalking Horse shall be deemed to be a Qualified Bidder for both Lots A and B for purposes of eligibility to participate in the Auction. If Seller receives no Bids for Lot B on or 5:00 p.m. (Mountain Time) on October 18, 2005, then the Stalking Horse shall be deemed the winning bidder for Lot B, the Auction for Lot B shall be cancelled and the Auction shall proceed only with respect to Lot A.

6.	At the commencement of the Auction, the Seller shall announce (i) any material changes made to the terms of any Bid since the date such Bid was submitted to Seller and (ii) which Bid or Bids, alone or in conjunction with others, it deems to comprise the highest and best offer for both Lots A and B. Qualified Bidders shall thereafter have a reasonable amount of time to increase the compensation offered in their Bid(s) as such are currently outstanding, proceeding auction-style with Qualified Bidders announcing their Bid as such is outstanding, and the Seller may recess the Auction from time to time in its discretion in order to allow Qualified Bidders to assess whether they will increase their outstanding Bids. All material communications between the Seller and any Qualified Bidder and all announcements from Qualified Bidders of any increases in their Bids shall take place on the record in the presence of the other Qualified Bidders. After the presentation of one or more increased Bids, at the request of a Qualified Bidder or on its own initiative, the Seller shall announce which Bid or Bids, alone or in conjunction with others, it deems to comprise the highest and best offer for both Lots A and B. Qualified Bidders shall have an opportunity to increase their Bids; if no such increase is forthcoming, the Qualified Bidder(s) who submitted the Bid or Bids so announced by Seller shall be deemed the winning bidder(s) for the Lots involved. Seller shall use its best efforts to close the Auction before close of business on the Auction Date.

7.	At the Auction, all Bids on Lot A separately shall increase in increments of $100,000. All bids on Lot B shall increase in increments of $10,000. Only Qualified Bidders who have submitted a Bid on a Lot on or before 5:00 p.m. (Mountain Time) on October 18, 2005, whether separately or in combination with another Lot, shall be allowed to submit additional Bids for that particular Lot, whether separately or in combination with another Lot, and Qualified Bidders may only submit Bids on Lots A or B as such are presented and may not submit Bids that seek to “mix and match” assets between the two Lots.

8.	Seller shall have the sole and absolute discretion, subject to approval of the Bankruptcy Court, to determine the relative value of any Bid, to determine whether to accept or reject any Bid, and to determine which Bid or Bids, alone or in conjunction with others, it deems to comprise the highest and best offer for Lots A and B. Specifically, in evaluating competing Bids for Lots A and/or B, Seller shall not be limited to price as the determinative factor, but may consider other factors, including, without limitation, the financial qualifications of the Qualified Bidder and the likelihood that its proposed transaction will close within a timeframe acceptable to Seller. Notwithstanding the foregoing, with respect to Bids on any Lot, the Stalking Horse shall be permitted to credit bid, on a dollar-for-dollar basis as if it were offering cash in equal amount, the amount of the Breakup Fee (as defined below) and shall have the opportunity to match the terms of any Bid presented by any Qualified Bidder, and any matching Bid presented by the Stalking Horse shall be deemed to be the superior Bid.

9.	If a Qualified Bidder is determined to be the winning bidder for Lot A and/or B, its Deposit shall be applied to the purchase price for such Lot(s) at closing or, if such Qualified Bidder is unable or unwilling to close the transaction, forfeited to Seller. If a Qualified Bidder participates in the Auction but is not determined to be the winner for any Lot, then its Deposit shall be returned immediately following the completion of the Auction.

10.	If for any reason the Stalking Horse (A) is not determined to be the winning bidder at the Auction for Lot A or (B) having been declared the winning bidder at the Auction for Lot A and, not being in breach of the APA, is denied the right to purchase the Cherry Creek Assets for any reason (including instances where Seller cancels the Auction or the Sale Motion is not approved by the Bankruptcy Court), then the Stalking Horse shall be entitled to and shall receive a break up fee (the “Breakup Fee”) equal to (X) $528,000, consisting of 4 % of the Purchase Price offered in the APA, plus (Y) an amount, not to exceed $250,000, equal to the actual costs and expenses (including legal costs and expenses) incurred by the Stalking Horse and/or its affiliates in connection with the negotiation, preparation, execution and delivery of the APA and all related documents and agreements, including the prosecution or defense of any motion or appeal related thereto. The Breakup Fee shall have priority in Seller’s Bankruptcy Case as an administrative expense under section 507(a)(1) of the Bankruptcy Code, and shall be secured by a lien upon Seller’s rights, claims and interests in the Deposit of the winning bidder for Lot A.

EXHIBIT B

ASSET PURCHASE AGREEMENT
(COLORADO WATER RESOURCES, LLC)

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of September 6, 2005 (the “Effective Date”), by and between Western Water Company, a Delaware corporation, as debtor and debtor in possession in the below referenced Bankruptcy Case (“Seller”), with principal offices located at 102 Washington Avenue, Point Richmond, California 94801, and Colorado Water Resources, LLC, a Delaware limited liability company (“Buyer”), with an office located at 601 Carlson Parkway, Suite 200, Minnetonka, Minnesota 55305.

RECITALS

A. Seller has commenced a case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court (the “Bankruptcy Court”) for the Northern District of California, Oakland Division, Case No. 05-42839 (the “Bankruptcy Case”), thereby creating the estate (the “Bankruptcy Estate”) in accordance with Bankruptcy Code section 541 et seq., and has continued in the possession of its assets and in the management of its business under sections 1107 and 1108 of the Bankruptcy Code.

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all right, title and interest of Seller and of the Bankruptcy Estate in, to and under the Purchased Assets (as defined in Section 1.1 herein), free and clear of all Liens, Claims and Interests (as defined in Section 1.1 herein), on the terms and conditions set forth in this Agreement, pursuant to sections 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, Buyer and Seller hereby agree as follows:

AGREEMENT

Purchase and Sale of Assets.

A. Agreement to Sell and Purchase Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing, free and clear of liens, claims and interests of any party (collectively, and in each case including without limitation all “interests” as such term is defined in section 363(f) of the Bankruptcy Code, “Liens, Claims and Interests”), all of Seller’s and all of the Bankruptcy Estate’s right, title, and interest in, to and under all of the assets, property, rights and claims of the Bankruptcy Estate, wherever located, real, personal or mixed, whether tangible or intangible, other than the Excluded Assets, including without limitation all of Seller’s and all of the Bankruptcy Estate’s right, title and interest in, to and under the following (collectively, the “Purchased Assets”):

1. all assets and contracts identified and described in Schedule 1.1(a) attached hereto and, to the extent they relate to such assets and contracts all of the following (the “Cherry Creek Assets”):

a) any and all rights in, to or under real property on Schedule 1.1(a), as well as all rights and claims appurtenant thereto, including all mineral, water or similar rights, whether held in fee or by lease or other agreement;

b) any and all rights under leases and leasehold interests on Schedule 1.1(a), including any and all rights in improvements and fixtures, and any and all rights under all other contracts and agreements, as well as all rights associated therewith;

c) any and all accounts receivable, deposits and prepaid assets;

d) any and all litigation claims, rights and causes of action;

e) any rights to refunds or return of property taxes;

f) any business rights, licenses, permits or approvals of Seller or the Bankruptcy Estate, including those used in the operation of Seller’s business or real property, relating to the assets and contracts on Schedule 1.1(a);

g) any and all personal property on Schedule 1.1(a), whether tangible or intangible, as well as all rights relating thereto, including warranties;

h) all intellectual property on Schedule 1.1(a) and rights thereto,

i) to the extent it relates to the assets on Schedule 1.1(a), any and all customer lists (including lists of all past, present and prospective customers), sales and marketing materials (including artwork and collateral materials), mailing lists, marketing lists, employee lists, engineering plans, models and projects, and any and all information related to any of the foregoing;

j) all goodwill associated with the assets and contracts on Schedule 1.1(a);

k) to the extent assignable, any and all insurance coverage under Seller’s and the Bankruptcy Estate’s insurance policies and insurance contracts covering any loss or damage to any of the assets on Schedule 1.1(a) that occurred at any time prior to the Closing together with any claim, action or other right Seller or the Bankruptcy Estate may have for insurance coverage under such policies and contracts that relates to any such loss or damage, and in any event, regardless of whether or not such claims or coverage are assignable, any proceeds received from any such policy or contract from and after the Closing pertaining to such time period (it being understood that insurance coverage for, and claims relating to, any Excluded Assets are being retained by the Bankruptcy Estate);

l) to the extent transferable by applicable law and provided that such inclusion of such rights in the Purchased Assets would not subject Seller to any liabilities or obligations under any contract that is an Excluded Asset, all rights under any contract under which the counterparty or counterparties agree or have agreed not to compete with the operations or property of Seller or of the Bankruptcy Estate associated with the assets on Schedule 1.1(a) or agree or have agreed to keep confidential information regarding Seller or the Bankruptcy Estate relating to the assets on Schedule 1.1(a), without regard to whether any such contract is an Excluded Asset; and

m) to the extent they relate to the assets on Schedule 1.1(a), any books of account, ledgers, financial, accounting and tax records and all general and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution and mailing lists, price lists, reports, plans, advertising materials, catalogues, billing records, sales and promotional literature, manuals, and customer and supplier correspondence that pertain to the Cherry Creek Assets (the “Cherry Creek Records”) provided that Buyer shall make such Cherry Creek Records available to Seller (or any other party acquiring the Residual Assets from the Bankruptcy Estate) upon reasonable requests and subject to execution of a confidentiality agreement reasonably acceptable to Buyer; provided that Cherry Creek Records do not include (i) any confidential or propriety information, or trade secrets, contained in any form or medium, that the Bankruptcy Estate is prohibited from transferring to a third party pursuant to an agreement or confidentiality obligation that is enforceable against Seller and (ii) any and all information and materials relating to the disclosure of which could adversely affect the attorney-client privilege between the Bankruptcy Estate and its counsel with respect to the Excluded Assets or the administration of the Bankruptcy Estate (“Confidential Information”).

2. all assets not otherwise included or described in the Cherry Creek Assets, including without limitation the following (collectively the “Residual Assets”):

a) all assets and contracts identified and described in Schedule 1.1(b) attached hereto, regardless of whether such assets or contracts would fit under the general descriptions in Section 1.1(a)(i)-(xiii) above;

b) any and all rights in, to or under any real property, as well as all rights and claims appurtenant thereto, including all mineral, water or similar rights, whether held in fee or by lease or other agreement;

c) any and all rights under any leases and leasehold interests used in connection with the operation and management of Seller’s business, including any and all rights in improvements and fixtures, and any and all rights under all other contracts and agreements, including the Assigned Executory Contracts (as defined herein), as well as all rights associated therewith;

d) any and all accounts receivable, deposits and prepaid assets;

e) any and all litigation claims, rights and causes of action;

f) any rights to refunds or return of taxes;

g) any business rights, licenses, permits or approvals of Seller or the Bankruptcy Estate, including those used in the operation of Seller’s business or real property;

h) any and all personal property, whether tangible or intangible, as well as all rights relating thereto, including warranties;

i) all intellectual property and rights thereto, including without limitation all rights in or relating to the use of the names “Western Water”, “Western Water Company” and all similar or related names (collectively the “Trade Names”), any and all customer lists (including lists of all past, present and prospective customers), sales and marketing materials (including artwork and collateral materials), mailing lists, marketing lists, employee lists, engineering plans, models and projects, and any and all information related to any of the foregoing;

j) all capital stock and other ownership interests in or rights, claims or interests, in, to or against the Transferred Subsidiary if created pursuant to Section 6.1 herein;

k) all goodwill not associated with the Cherry Creek assets set forth on Schedule 1.1(a);

l) to the extent assignable, any and all insurance coverage under Seller’s and the Bankruptcy Estate’s insurance policies and insurance contracts covering any loss or damage to any of the Purchased Assets that occurred at any time prior to the Closing together with any claim, action or other right Seller or the Bankruptcy Estate may have for insurance coverage under such policies and contracts that relates to any such loss or damage, and in any event, regardless of whether or not such claims or coverage are assignable, any proceeds received from any such policy or contract from and after the Closing pertaining to such time period (it being understood that insurance coverage for, and claims relating to, any Excluded Assets are being retained by the Bankruptcy Estate);

m) to the extent transferable by applicable law and provided that such inclusion of such rights in the Purchased Assets would not subject Seller to any liabilities or obligations under any contract that is an Excluded Asset, all rights under any contract under which the counterparty or counterparties agree or have agreed not to compete with the operations or property of Seller or of the Bankruptcy Estate or agree or have agreed to keep confidential information regarding Seller or the Bankruptcy Estate, without regard to whether any such contract is an Excluded Asset; and

n) any books of account, ledgers, financial, accounting and tax records and all general and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution and mailing lists, price lists, reports, plans, advertising materials, catalogues, billing records, sales and promotional literature, manuals, and customer and supplier correspondence that pertain to the Residual Assets (the “Residual Records”) provided that Buyer shall make such Residual Records available to Seller (or any other party acquiring the Cherry Creek Assets from the Bankruptcy Estate) upon reasonable requests and subject to execution of a confidentiality agreement reasonably acceptable to Buyer; provided that Residual Records do not include any Confidential Information.

3. It is the parties’ intent that the Purchased Assets and the Excluded Assets, together, constitute all rights and property of Seller and of the Bankruptcy Estate.

B. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include any assets excluded by the terms of this Section 1.2 (the “Excluded Assets”), such Excluded Assets consisting in their entirety of Seller’s and the Bankruptcy Estate’s right, title and interest in, to and under the following:

1. the Purchase Price;

2. all contracts or other assets of Seller or the Bankruptcy Estate otherwise included in the definition of Purchased Assets that may be designated by Buyer as “Excluded Assets” (i) in Buyer’s sole discretion, prior to the entry of the Bid Procedures Order, or (ii) with the reasonable consent of Seller after the entry of the Bid Procedures Order;

3. any bids and deposits received from any person other than Buyer or its agents or representatives in connection with the proposed sale of any of the Purchased Assets and any analyses prepared by or on behalf of Seller of any bids for the Purchased Assets or any portion thereof, or any materials relating to the negotiations with any potential bidder;

4. all avoidance actions arising under chapter 5 of the Bankruptcy Code (the “Avoidance Actions:) and any litigation claims, rights and causes of action against any directors, officers or employees of the Bankruptcy Estate;

5. any assets of any employee benefit plan of Seller or the Bankruptcy Estate and any rights under any such plan or any contract, agreement or arrangement between any employee or consultant and Seller or the Bankruptcy Estate;

6. any Confidential Information;

7. all cash, cash equivalents, marketable securities, bank and other deposit accounts of Seller.

C. Assigned Executory Contracts.

1. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, Seller agrees, pursuant to section 365 of the Bankruptcy Code, to assume and then to sell, assign, transfer and convey to Buyer all executory contracts of Seller other than such contracts as would be Excluded Assets (collectively, the “Assigned Executory Contracts”), including without limitation all executory contracts included in Schedules 1.1(a) and 1.1(b). Should Buyer or Seller identify any executory contracts of Seller not identified on Schedules 1.1(a) or 1.1(b) as of the Contract Determination Date or not assigned to Buyer pursuant to the Sale Order, at Buyer’s request, provided that such request is made to Seller prior to the entry of a final decree closing the Bankruptcy Case, Seller shall take commercially reasonable efforts to assume and assign such executory contract to Buyer pursuant to the terms of this Agreement. After the entry of a final decree closing the Bankruptcy Case, Seller shall have no obligation to Buyer with respect to any such executory contracts, but Buyer may, at its expense, seek an order of the Bankruptcy Court to deem such executory contract to be assumed and assigned to Buyer, to which order Seller hereby consents; provided that Buyer shall be responsible for any and all cures or other payments or actions required to assume or assign the contract as may be required by the Bankruptcy Court.

2. Except as provided in paragraph 1.3(a) above, Seller shall be responsible for any and all cures or other payments or actions required to assume and assign the Assigned Executory Contracts to Buyer, provided that Buyer shall be responsible for providing evidence as to the adequate assurance of future performance required under section 365 of the Bankruptcy Code. The Sale Order (as defined below) shall provide that the assumption and assignment to Buyer of the Assigned Executory Contracts is approved, subject only to (i) payment by Seller of all cures or other payments or actions required to assume and assign the Assigned Executory Contracts to Buyer and (ii) Buyer’s right to exclude any contract from the definition of Assigned Executory Contracts in accordance with the terms of this Section 1.3.

3. If any non-debtor party to an executory contract objects to the assumption and assignment of such contract, and such party’s consent is required under section 365(c) for the assumption and assignment of such executory contract to Buyer, Buyer agrees that such executory contract shall be deemed an Excluded Asset, without any adjustment to the Purchase Price, unless such consent is obtained. Except as provided in paragraph 1.3(a) above, Seller shall take commercially reasonable efforts to obtain any such consent, provided that Seller shall have no obligation to obtain any such consent.

D. Effect of Auction.

1. Notwithstanding anything to the contrary herein, if Buyer is ultimately determined to be the winning bidder for only the Residual Assets at the conclusion of the Auction referenced in the Bid Procedures Order, then the Cherry Creek Assets shall be deemed to be Excluded Assets for all purposes hereunder.

2. Notwithstanding anything to the contrary herein, if Buyer is ultimately determined to be the winning bidder for only the Cherry Creek Assets at the conclusion of the Auction referenced in the Bid Procedures Order (all as hereinafter defined), then the Residual Assets shall be deemed to be Excluded Assets for all purposes hereunder.

Purchase Price; Deposit; Closing.

E. Purchase Price. In consideration of the sale, transfer, conveyance and assignment of the Purchased Assets to Buyer, Buyer shall furnish to Seller for and on account of the Purchased Assets the Purchase Price as defined by this Section 2.1:

1. If, at the conclusion of the Auction referenced in the Bid Procedures Order, Buyer is declared the winning bidder for both Lots A and B, then “Purchase Price” shall mean (a) assumption of the Assumed Liabilities; plus (b) cash in the amount of thirteen million two hundred thousand dollars ($13,200,000) or such cash or other consideration offered by Buyer and accepted by Seller as a condition of declaring Buyer the winning bidder at the Auction.

2. If, at the conclusion of the Auction referenced in the Bid Procedures Order, Buyer is declared the winning bidder for Lot A only, then “Purchase Price” shall mean (a) assumption of the Assumed Liabilities; plus (b) cash in the amount of twelve million five hundred thousand dollars ($12,500,000) or such cash or other consideration offered by Buyer and accepted by Seller as a condition of declaring Buyer the winning bidder at the Auction.

3. If, at the conclusion of the Auction referenced in the Bid Procedures Order, Buyer is declared the winning bidder for Lot B only, then “Purchase Price” shall mean (a) assumption of the Assumed Liabilities; plus (b) cash in the amount of fifty thousand dollars ($50,000) or such cash or other consideration offered by Buyer and accepted by Seller as a condition of declaring Buyer the winning bidder at the Auction.

F. Deposit. Upon entry of the Bid Procedures Order, Buyer will promptly deposit in escrow with Seller, to be held in trust in an interest bearing account, the sum of one million dollars ($1,000,000) (the “Deposit”). At the Closing, the Deposit and all interest earned thereon shall be credited against the Purchase Price to be paid by Buyer pursuant to Section 2.1 herein (with any balance returned to Buyer if the Purchase Price is less than the Deposit). If the Closing fails to occur or if this Agreement is terminated pursuant to Section 10.1 herein or by order of a court of competent jurisdiction, then the Deposit shall be immediately returned to Buyer without counterclaim or offset by Seller. Notwithstanding the foregoing, if (a)(i) Buyer is declared the winning bidder at the Auction for all the Purchased Assets or for just the Cherry Creek Assets, and (ii) Buyer is thereafter is unable or unwilling to close notwithstanding the satisfaction of all conditions to Closing in Article 7 or (b) Buyer repudiates this Agreement in a signed writing; then (x) the Deposit and all interest thereon shall be forfeited to Seller as liquidated damages to compensate Seller for time spent, labor and services performed, and the loss of the bargain set forth in this Agreement, and (y) the retention of the Deposit shall be Seller’s sole and exclusive remedy against Buyer for any breach of this Agreement. Buyer and Seller agree that it would be impracticable and extremely difficult to affix damages incurred by Seller if Buyer defaults as described in this paragraph and that the Deposit and all interest thereon represents a reasonable estimate of Seller’s damages in such circumstances.

G. Closing. The closing (the “Closing”) of the sale and purchase of the Purchased Assets, the assignment of the Assigned Contracts, the assumption of the Assumed Liabilities and the other transactions contemplated hereby (except as provided in Section 6.1 herein) shall take place within one (1) business day after the satisfaction or waiver of the conditions to closing set forth in Article 7 herein, at the offices of Morrison & Foerster LLP, 5200 Republic Plaza, Denver, Colorado or 425 Market Street, San Francisco, California, or at such other place and time as may be agreed upon by the parties hereto (the date on which the Closing occurs, the “Closing Date”). The parties agree to use all commercially reasonable efforts to ensure the satisfaction of the conditions set forth in Article 7 so as to enable the parties to effect the Closing on or prior to October 25, 2005 (or ten days thereafter, in the event that the Sale Order does not waive the effect of Federal Rules of Bankruptcy Procedure 6004 and 6006 or Buyer does not waive the requirement that the Sale Order become a Final Order).

H. Taxes.

1. Each party will be responsible for paying its own fees, costs, and expenses in connection with negotiating and performing the due diligence and transactions set forth in this Agreement. Any sales, transfer, use or other taxes imposed as a result of sale of the Assets shall be paid by Seller out of the Purchase Price.

2. Not later than 60 days after the Closing, Buyer shall provide Seller an allocation of the Purchase Price between and among the Purchased Assets and the Assumed Liabilities, which allocation shall be made in a manner required by Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder. In addition, it is agreed that such allocation will be binding on Buyer, Seller and the Bankruptcy Estate for federal income tax purposes in connection with the transactions contemplated hereby, and will be consistently reflected by each such party on their respective federal income tax returns. Subject to the other provisions of this Section 2.4(b), the parties agree to prepare and timely file all applicable Internal Revenue Service forms, including Form 8594 (Asset Acquisition Statement), and other governmental forms, to cooperate with each other in the preparation of such forms and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof.

Liabilities

I. Assumed Liabilities. Subject to the terms and conditions of this Agreement, at and as of the Closing Date, Buyer shall assume and agree to pay, perform, discharge and satisfy when due in accordance with their terms the liabilities of Seller and the Bankruptcy Estate arising after the Closing Date under the Assigned Executory Contracts (the “Assumed Liabilities”).

J. EXCLUDED LIABILITIES. EXCEPT TO THE EXTENT EXPRESSLY INCLUDED IN THE ASSUMED LIABILITIES, AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER SHALL NOT ASSUME, AND SHALL HAVE NO LIABILITY OR OBLIGATION FOR ANY OTHER LIABILITIES OF SELLER OR THE BANKRUPTCY ESTATE, AS A SUCCESSOR IN INTEREST OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY ARISING OUT OF, OR RELATED TO, ANY (I) EMPLOYEE OR CONSULTANT OF SELLER OR THE BANKRUPTCY ESTATE, INCLUDING ANY LIABILITY WITH RESPECT TO ANY KEY EMPLOYEE RETENTION PLANS, ANY LIABILITY WITH RESPECT TO OR ARISING FROM ANY “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED), ANY LIABILITY WITH RESPECT TO THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION (WARN) ACT AND ANY LIABILITY WITH RESPECT TO COBRA COVERAGE FOR EMPLOYEES OR CONSULTANTS OF SELLER OR THE BANKRUPTCY ESTATE TERMINATED PRIOR TO OR AS PART OF THE CONSUMMATION OF THE TRANSACTIONS SET FORTH IN THIS AGREEMENT; (II) ANY SEVERANCE PAYABLE TO ANY EMPLOYEE OR CONSULTANT OF SELLER OR THE BANKRUPTCY ESTATE; (III) ANY COSTS OR EXPENSES INCURRED IN CONNECTION WITH, OR RELATED TO, THE ADMINISTRATION OF THE BANKRUPTCY CASE, INCLUDING WITHOUT LIMITATION, ANY ACCRUED PROFESSIONAL FEES AND EXPENSES OF ATTORNEYS, ACCOUNTANTS, FINANCIAL ADVISORS AND OTHER PROFESSIONAL ADVISORS RELATED TO THE BANKRUPTCY CASE; (IV) LIABILITIES UNDER ANY WARRANTY, GUARANTY OR SIMILAR OBLIGATION OF SELLER OR THE BANKRUPTCY ESTATE ARISING FROM OR RELATING TO ANY ACTS OR TRANSACTIONS PRIOR TO THE CLOSING DATE; (V) any amounts due or which may become due or owing under the Assigned Executory Contracts with respect to the period prior to Closing Date (including, without limitation, any cure payments or obligations); (vi) any liabilities or obligations with respect to any litigation or threatened litigation, claim, obligation, damages, costs and expenses relating to or arising out of or relating to any actions or omissions of Seller or the Bankruptcy Estate or any use of any of the Purchased Assets prior to the Closing Date, whether arising under contract, tort, civil or criminal law or otherwise; (vii) liabilities for environmental claims, whether arising under contract or statute, including without limitation any and all laws relating to pollution or the environment, including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 9601, et seq. (“RCRA”), the Clean Air Act, 42 U.S.C. § 7401, the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq. (“OSHA”), and all other laws and regulations relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes (collectively, “Environmental Laws”); (vii) all obligations of Seller or the Bankruptcy Estate relating to taxes assessed or due prior to the Closing Date; (viii) all liabilities in respect of all indebtedness of Seller or the Bankruptcy Estate; (ix) any accounts payable of Seller or the Bankruptcy Estate; or (x) LIABILITIES ARISING UNDER ANY AND ALL EXCLUDED ASSETS ((I)-(X), COLLECTIVELY, THE “EXCLUDED LIABILITIES”).

Representations and Warranties of Buyer.

Buyer hereby represents and warrants to Seller that all the following statements are true, accurate and correct:

K. Due Organization. Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware. Buyer has all necessary power and authority to enter into this Agreement and all other documents that Buyer is required to execute and deliver hereunder, and holds or will timely hold all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor.

L. Power and Authority; No Default. Buyer has all requisite power and authority to enter into and deliver this Agreement and to perform its obligations hereunder, including closing the purchase and sale of the Purchased Assets, on or before the deadlines set forth herein. The signing, delivery and performance by Buyer of this Agreement, and the consummation of all the transactions contemplated hereby, have been duly and validly authorized by Buyer and any governing body whose permission Buyer must obtain prior to entering into this Agreement or consummating the transactions contemplated hereby. Subject to Seller’s representations and warranties in Section 5 herein, this Agreement has been duly and validly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable against Buyer in accordance with its terms, subject only to the laws relating to bankruptcy, insolvency and relief of debtors, and rules and laws governing specific performance, injunctions, relief and other equitable remedies.

M. Authorization for this Agreement. To the best of Buyer’s knowledge, no authorization, approval, consent of, or filing with any governmental body, department, bureau, agency, public board, authority or other third party is required for the consummation by Buyer of the transactions contemplated by this Agreement, which has not been obtained or made.

N. Litigation. To the best of Buyer’s knowledge, there is no litigation, suit, action, arbitration, inquiry, investigation or proceeding pending or threatened, before any court, agency or other governmental body against Buyer (or any corporation or entity affiliated with Buyer) which seeks to enjoin or prohibit or otherwise prevent the transactions contemplated hereby.

O. Financing. Buyer has sufficient cash on hand to make payment in full of the Purchase Price and to make payment of any other amounts payable hereunder, and has the full authority to consummate the transactions contemplated by this Agreement on the timeline proposed herein.

Representations and Warranties of Seller

Seller represents and warrants to Buyer that all of the following statements are true, accurate and correct:

P. Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subject to Bankruptcy Court approval, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by the Agreement do not require any approval or permit of, or filing or registration with, or other action by, any governmental body, department, bureau, agency, public board or authority.

Q. Power and Authority; Due Execution. Subject only to approval of this Agreement by the Bankruptcy Court, Seller has full power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any governmental body, department, bureau, agency, public board, authority or person. Subject to Bankruptcy Court approval, Seller has or will have as of the Closing Date the full right, power, and authority to execute, deliver, and carry out the terms of this Agreement, and has obtained or will obtain prior to the Closing Date all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereby. Subject to Buyer’s representations and warranties in Section 4 herein, this Agreement and all other agreements and documents executed in connection herewith by Seller, upon entry of the Sale Order and upon the Sale Order becoming a Final Order, shall constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms.

R. Litigation. To the best of Seller’s knowledge, there is no litigation, suit, action, arbitration, inquiry, investigation or proceeding pending or threatened, before any court, agency or other governmental body against Seller (or any corporation or entity affiliated with Seller) which seeks to enjoin or prohibit or otherwise prevent the transactions contemplated hereby. Except as set forth on Schedule 5.3 hereto and for Seller’s pending Bankruptcy Case, no action, decree, injunction, judgment, order, ruling, assessment, writ, arbitration, suit, notice, or legal, administrative or other proceeding before any court or governmental body has been instituted by or against Seller or any of the Purchased Assets that has not been settled or resolved, or, to the best of Seller’s knowledge, has been threatened against or affects Seller or any of the Purchased Assets, which if adversely determined, would give rise to a material lien or other material encumbrance on any Purchased Assets, or have a material adverse effect, taken as a whole, upon the Purchased Assets or upon Seller’s ability to perform its obligations under this Agreement.

S. Regulatory Compliance. To the best of Seller’s knowledge, the use and operation of the Purchased Assets are in compliance in all material respects with all applicable laws, there are no material violations of any such laws, and Seller has not received any written notice from any governmental entity alleging any existing material non-compliance with any laws.

T. Title. Seller has good, valid and marketable title to the Cherry Creek Project, with the full and unrestricted right to convey the Cherry Creek Project to Buyer, except for the Permitted Encumbrances and the requirements and exceptions specified in Policy No. CO200500117-CO200500126, issued by Stewart Title Company, dated August 11, 2005, and Policy No. S0062199, Amend. No. 5, issued by Security Title Guaranty Co., dated August 25, 2005, the Cherry Creek Project is free and clear of all Encumbrances. At Closing, Seller will cause the release of the Cherry Creek Project as Collateral under Seller’s Loan Agreement with CityWide Banks dated as of August 26, 2005. The Water Rights Decrees listed in Subpart X of Schedule 1.1(a) are in full force and effect as of the date hereof.

U. No Misrepresentation. To the best knowledge of the Seller’s officers, none of the Seller, its agents or its representatives has intentionally misrepresented any material facts or intentionally omitted to disclose any material facts in connection with the Purchased Assets, the Excluded Assets, this Agreement and/or the transactions contemplated hereby.

V. Finders. No broker, finder or investment banker retained by or working on behalf of Seller or the Bankruptcy Estate is entitled to any fee or commission from Buyer for services rendered on behalf of Seller or the Bankruptcy Estate in connection with the transactions contemplated by this Agreement.

W. Environmental Matters. Except as disclosed in the Yuba Goldfield environmental report provided to Buyer by Seller (the “Environmental Report”):

1. Seller has all permits required under Environmental Laws for it to conduct its business as presently conducted and to own and operate the Purchased Assets and related facilities as presently owned and operated (collectively, the “Environmental Permits”), except for such Environmental Permits the lack of which would not have a material adverse effect, taken as a whole, upon the Purchased Assets or upon Seller’s ability to perform its obligations under this Agreement. All such material Environmental Permits are in full force and effect, and Seller has not received any written notice that any suspension or cancellation of any such material Environmental Permits is pending or threatened. To the best of Seller’s knowledge, the Purchased Assets have materially complied with and are in compliance in all material respects with all such material Environmental Permits and with all Environmental Laws.

2. To the best of Seller’s knowledge neither Seller nor any of its predecessor(s) or affiliate(s) have received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities, including any material investigatory, remedial or corrective obligations, relating to the Purchased Assets.

3. To the best of Seller’s knowledge, no part of the Purchased Assets is currently contaminated by any hazardous substance in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any material investigatory, corrective or remedial obligations, pursuant to the Environmental Laws.

4. To the best of Seller’s knowledge, Seller has made available to Buyer all material environmental audits, reports and other material environmental documents in its possession relating to the Purchased Assets.

5. To the best of Seller’s knowledge, none of the following currently exists at any of the Cherry Creek Assets: (1) underground storage tanks, (2) asbestos containing material in any form or condition, or (3) materials or equipment containing polychlorinated biphenyls.

X. Lien Searches. Seller will conduct UCC, tax lien and judgment searches in the states of Delaware, California and Colorado, as of a date no earlier than September 1, 2005, and shall give notice of the transactions proposed by this Agreement to all parties who appear on such search reports as having any lien or claim against Seller or any of the Purchased Assets.

Y. “AS IS” TRANSACTION. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO SELLER’S BUSINESS OR TO THE PURCHASED ASSETS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY (EXPRESS OR IMPLIED) OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS AND, EXCEPT AS SET FORTH IN SECTION 5.5, ANY IMPLIED WARRANTY OF MARKETABILITY OF TITLE FOR THE PURCHASED ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS, AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS, BUT SUBJECT TO THE SATISFACTION OR WAIVER OF THE CLOSING CONDITIONS SPECIFIED HEREIN. ACCORDINGLY, IF THE CLOSING OCCURS, BUYER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING DATE “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS,” SUBJECT TO THE PROVISIONS OF THIS AGREEMENT AND THE SALE ORDER PROVIDING, AMONG OTHER THINGS, THAT THE SALE OF THE PURCHASED ASSETS IS FREE AND CLEAR OF ALL LIENS, CLAIMS AND INTERESTS.

FURTHER ASSURANCES.

Z. Alternative Delivery of Residual Assets. At the option of Buyer, Seller shall not deliver to Buyer title to the Residual Assets at the Closing but shall retain possession and title thereto, subject to the provisions of this Section 6.1. If the option described in this Section 6.1 is elected by Buyer, then Seller, at Buyer’s expense, shall use best efforts to effectuate the delivery of the Residual Assets to Buyer after the Closing in accordance with this Section 6.1:

1. Subsidiary Option. At Buyer’s option and expense, upon notice by Buyer to Seller no later than 30 days after the later of (i) Closing or (ii) denial of confirmation of the Chapter 11 Plan (as defined below) by the Bankruptcy Court, Seller shall use best efforts to deliver the Residual Assets to Buyer as follows:

a) Seller shall form as a wholly owned subsidiary a Delaware corporation to be named Western Water Company (the “Transferred Subsidiary”). Seller shall sell, transfer and assign to the Transferred Subsidiary the Residual Assets.

b) All capital stock of the Transferred Subsidiary shall be included as a Purchased Asset.

c) The Sale Order shall provide that the transfer of the Purchased Assets from Seller to the Transferred Subsidiary shall be deemed for all purposes to be a sale and assignment of the Purchased Assets under sections 363 and 365 of the Bankruptcy Code, subject and pursuant to the terms of this Agreement and the Sale Order, free and clear of all Liens, Claims and Interests.

2. Plan Option. At Buyer’s option, upon notice by Buyer to Seller no later than 30 days after the Closing, Seller shall use best efforts to deliver the Residual Assets to Buyer as follows:

a) Buyer and Seller shall cooperate in seeking confirmation of a chapter 11 plan (the “Chapter 11 Plan”), in form and substance reasonably acceptable to Buyer (including with respect to the disclosure statement and confirmation order therefor), that will effect the following:

(1) (A) All Excluded Assets hereunder remaining in the Seller or the Bankruptcy Estate shall be transferred to a liquidating trust or similar fiduciary (the “Plan Trustee”) for the benefit of the creditors and interest holders of Seller and the Bankruptcy Estate, and all other assets that would be Purchased Assets hereunder (including without limitation the Residual Assets) will remain the property of the Seller.

(2) (B) All capital stock and other ownership interests in Seller as reorganized by the Chapter 11 Plan (the “Reorganized Seller”) shall be transferred to and vest in Buyer, free and clear of all Liens, Claims and Interests.

(3) (C) Seller shall receive a discharge under section 1141 of the Bankruptcy Code and the benefit of all other protections and provisions of the Bankruptcy Code pertaining to confirmed plans for reorganized debtors. In no event shall Buyer or Reorganized Seller be liable for any debts or liabilities of or claims against Seller, the Bankruptcy Estate or the Plan Trustee arising or relating to time periods prior to the effective date of the Chapter 11 Plan or arising under the Chapter 11 Plan.

b) Upon and subject to the effective date of the Chapter 11 Plan, Buyer shall contribute fifty thousand dollars ($50,000) to the Plan Trustee and the Bankruptcy Estate for distribution through the Chapter 11 Plan, which contribution shall be in addition to the Purchase Price provided in Section 2.1.

c) Seller’s obligation under this Section 6.1(b) shall be conditioned upon Buyer obtaining the agreement, in form and substance reasonably satisfactory to Seller, from holders of two thirds in amount of the Seller’s outstanding preferred stock as a whole without respect to class or series, that they will support the Chapter 11 Plan as outlined in this Section 6.1(b).

3. Reversion. Notwithstanding the preceding Sections 6.1(a) and (b), at any time prior to transfer to Buyer of the capital stock in the Reorganized Seller or the Transferred Subsidiary, at the option of Buyer in its sole and absolute discretion, or if for any reason the options in Sections 6.1(a) or (b) cannot be effected, Seller shall transfer title to the Residual Assets in the manner and with the effect as if such Assets had been transferred to Buyer at the Closing. The Sale Order shall provide that this obligation shall be specifically enforceable against Seller and any successor or assign, including without limitation any chapter 7 or 11 trustee appointed in the Bankruptcy Case.

AA. Additionally Requested Documents; Post Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter , Seller (or any successor chapter 7 or 11 trustee) shall cooperate with Buyer to put Buyer in actual possession and operating control of the Purchased Assets, execute and deliver such further instruments of sale, conveyance, transfer and assignment, including without limitation endorsement of checks and/or transfer of receipts received by Seller after the Closing, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the Purchased Assets to Buyer, to execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Seller and to execute and deliver such further instruments and to cooperate with Buyer as may be required or reasonably needed to enable Buyer to obtain all necessary regulatory certifications, approvals, consents and licenses, accreditations or permits; provided, however, that Seller shall be reimbursed for its reasonable costs and expenses incurred in assisting Buyer and providing such documents, instruments, endorsements or related information, which additional documents, instruments, endorsements or related information shall be prepared solely by and at the sole expense of Buyer. Should Seller (or any successor chapter 7 or 11 trustee) fail to fulfill or comply with its obligations under Section 8.2 herein, Buyer shall be permitted to bring a proceeding before the Bankruptcy Court to compel such compliance or to seek an order deeming such instruments duly executed. At the reasonable request of Seller at Closing and at any time, or from time to time thereafter, Buyer shall cooperate with Seller or any successor chapter 7 or 11 trustee to make available for inspection and copying, at Seller’s or its trustee’s expense, business records of Seller acquired by Buyer which Seller or any successor chapter 7 or 11 trustee may reasonably request. Seller’s obligations under this paragraph 6.2 shall terminate upon the entry of a final decree closing the Bankruptcy Case. After entry of the final decree, Buyer may, at its expense, seek an order of the Bankruptcy Court deeming any documents to be executed and delivered that may be reasonably required to effectively convey, transfer and assign the Purchased Assets to Buyer, or for Buyer to obtain necessary regulatory certifications, approvals, consents and licenses, accreditations or permits, to which order Seller hereby consents.

CONDITIONS TO CLOSING

BB. Conditions to Buyer’s Obligation to Close. The obligations of Buyer to effect the Closing hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Buyer may expressly waive the same in writing:

1. Bid Procedures Order. The Bankruptcy Court shall have approved an order (the “Bid Procedures Order”), in form and substance mutually acceptable to Buyer and Seller, approving the bid procedures set forth on Exhibit A hereto, and such Bid Procedures Order shall have been entered on the docket of the Bankruptcy Court.

2. Entry of Sale Order. The Bankruptcy Court shall have approved an order, in form and substance mutually acceptable to Buyer and Seller, approving this Agreement and the consummation of the transactions contemplated hereby in their entirety (the “Sale Order”), such Sale Order shall have been entered on the docket of the Bankruptcy Court and such Sale Order shall have become a Final Order. As used in this Agreement, the term “Final Order” shall mean any order of the Bankruptcy Court or other court of competent jurisdiction as to which (i) there is no stay or other limitation on the terms or effectiveness, (ii) no appeal is pending, and (iii) the time to file an appeal has expired.

3. Satisfactory Due Diligence. Buyer shall have completed its due diligence on the Purchased Assets and shall be satisfied, in its sole discretion, with the results of such due diligence, provided that this condition shall terminate and be of no further force or effect after entry of the Bid Procedures Order by the Bankruptcy Court.

4. Form of Sale Order. The Sale Order shall be in form and substance reasonably acceptable to Buyer approving the transactions contemplated hereby and the terms and conditions of this Agreement, and it shall provide for all necessary and customary findings and holdings, including at minimum the following:

a) Seller has adequately marketed the Purchased Assets, and all interested parties, potential bidders and parties who hold Liens, Claims or Interests in the Purchased Assets have received proper and adequate notice of the sale in accordance with the Bankruptcy Code and applicable orders of the Bankruptcy Court, including the Bid Procedures Order and any other related orders;

b) Seller is authorized to consummate the transactions contemplated under this Agreement and its decision to do so is a proper exercise of its business judgment and fiduciary duties;

c) the terms of this Agreement are fair and reasonable and provide fair value for the Purchased Assets, Buyer’s bid is the best offer for the Purchased Assets, and the sale to Buyer is in the best interests of the Bankruptcy Estate and its creditors and provides the best reasonably achievable disposition of the assets therefor;

d) except as provided in this Agreement, the Purchased Assets shall be sold free and clear of all Liens, Claims and Interests, with such Liens, Claims and Interests to attach to the consideration to be received by Seller in the same priority and subject to the same defenses and avoidability, if any, as before the Closing, and Buyer would not enter into this Agreement or purchase the Purchased Assets otherwise;

e) the transfer of the Purchased Assets to Buyer will be a legal, valid, and effective transfer of the Purchased Assets, and will vest Buyer with all right, title, and interest of Seller and the Bankruptcy Estate to the Purchased Assets free and clear of all Liens, Claims and Interests, including any such Liens, Claims or Interests (A) that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of Seller’s, the Bankruptcy Estate’s or Buyer’s interest in the Purchased Assets, or any similar rights, or (B) relating to taxes or any other liabilities arising under or out of, in connection with, or in any way relating to, the Purchased Assets, Seller, the Bankruptcy Estate, or their respective operations or activities prior to the Closing Date;

f) Seller’s assumption and assignment of the Assigned Executory Contracts is approved on the terms provided in this Agreement, and Buyer has provided adequate assurances of future performance thereunder;

g) Buyer is a good faith Buyer entitled to the protections afforded by Bankruptcy Code section 363(m) such that the reversal or modification on appeal of the Sale Order shall not affect the validity of the sale of the Purchased Assets as contemplated hereunder, negotiations have been fair and arm’s-length and no party has engaged in any conduct that would cause the sale to be affected under Bankruptcy Code section 363(n); and

h) Buyer shall have no obligations under any liabilities of Seller or the Bankruptcy Estate other than the Assumed Liabilities and its obligations under this Agreement.

5. Accuracy of Representations and Warranties on Closing Date. The representations and warranties made by Seller in Section 5 herein shall be true and correct in all material respects, on and as of the date hereof and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

6. Compliance. Seller shall have complied in all material respects with, and shall have fully performed, in all material respects, the terms, conditions, covenants and obligations of this Agreement imposed thereon to be performed or complied with by Seller at, or prior to, the Closing.

7. No Injunction; Absence of Certain Litigation. No preliminary or permanent injunction issued by any court of competent jurisdiction restraining, prohibiting or staying the Sale Order or the transaction contemplated hereby shall be in effect. No court or any other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment which prohibits the consummation of the Closing.

8. Miscellaneous. No order shall have been entered in the Bankruptcy Case providing for the rejection of any contract or the sale of any asset that would be a Purchased Asset as of the date of this Agreement. Seller shall not have abandoned or otherwise relinquished its or the Bankruptcy Estate’s interest in any asset that would be a Purchased Asset as of the date of this Agreement, other than assets disposed of or abandoned in the ordinary course of business consistent with past practice.

9. Delivery of Assets. Seller shall have delivered and made available to Buyer the Purchased Assets hereunder in accordance with the terms of this Agreement.

CC. Conditions to Seller’s Obligation to Close. The obligations of Seller to effect the Closing hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Seller may expressly waive the same in writing:

1. Entry of Sale Order. The Bankruptcy Court shall have approved the Sale Order and such Sale Order shall have been entered on the docket of the Bankruptcy Court.

2. Accuracy of Representations and Warranties on Closing Date. The representations and warranties made by Buyer in Section 4 herein shall be true and correct in all material respects, on and as of the date hereof and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

3. Compliance. Buyer shall have complied in all material respects with, and shall have fully performed, in all material respects, the terms, conditions, covenants and obligations of this Agreement imposed thereon to be performed or complied with by Buyer at, or prior to, the Closing.

4. No Injunction; Absence of Certain Litigation. No preliminary or permanent injunction issued by any court of competent jurisdiction restraining, prohibiting or staying the Sale Order or the transaction contemplated hereby shall be in effect. No court or any other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment which prohibits the consummation of the Closing.

5. Payment. Seller shall have received payment of the Purchase Price.

CLOSING OBLIGATIONS

DD. Buyer’s Closing Obligations. At the Closing, Buyer shall deliver or cause to be delivered to Seller payment of the Purchase Price, subject to any credit for the Deposit and interest thereon pursuant to Section 2.1 herein.

EE. Seller’s Closing Obligations. At the Closing, Seller shall deliver or cause to be delivered to Buyer, at Seller’s expense, the following in a form and substance reasonably satisfactory to Buyer:

1. Documents Relating to Title. Seller shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Buyer such deeds, bills of sale, assignments and other instruments of conveyance reasonably requested by Buyer to vest in Buyer all of Seller’s and the Bankruptcy Estate’s right, title and interest in, to and under the Purchased Assets, provided that Seller shall (i) deliver all real property rights and assets in the Residual Assets by quitclaim deed, and (ii) have no responsibility for preparing, filing or recording any such instruments of conveyance.

2. Title Insurance. Policies of title insurance from Security Title and Stewart Water Title covering the real estate and water rights enumerated in Schedule 1.1(a) with such requirements and exceptions as contained in the policies or as otherwise mutually agreed upon by Seller and Buyer.

3. Possession. Subject to Section 6.1 herein with respect to the timing and manner of delivery, full possession and control of the Purchased Assets, free and clear of all Liens, Claims and Interests of any kind whatsoever, pursuant to the Sale Order.

4. Third Party Consents. Subject to the provisions of Section 1.3(c), any consents, approvals and authorizations of third parties which are necessary including authorization by the Bankruptcy Court (in form reasonably acceptable to Buyer) for the execution, delivery and consummation of this Agreement.

5. Corporate Resolutions. Certified copy of the corporate resolutions of Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement and all documents associated herewith.

6. Incumbency Certificates. Incumbency certificates with respect to the officers of Seller executing documents or instruments on behalf of Seller.

7. Closing Certificate. A certificate of an officer of Seller certifying that the conditions set forth in Section 7.1 herein (listing the conditions precedent to Buyer’s obligations hereunder) have been satisfied.

COVENANTS OF BUYER AND SELLER

FF. Bid Procedures Motion, Order. Within two business days of the execution of this Agreement, Seller shall file a motion or motions (and related notices and proposed orders) with the Bankruptcy Court seeking entry of the Bid Procedures Order. Seller shall use commercially reasonable efforts to prosecute such motion or motions and to ensure that the Bid Procedures Order is entered and approved no later than September 30, 2005. The motions shall be in form and substance reasonably acceptable to Buyer and consistent with this Agreement.

GG. Sale Motion, Order. Not later than October 4, 2005, Seller shall file a motion or motions (and related notices and proposed orders) with the Bankruptcy Court seeking entry of the Sale Order and any ancillary or related orders reasonably necessary or advisable to effect the provisions of this Agreement. Seller shall use commercially reasonable efforts to prosecute such motion or motions and to ensure that the Sale Order is entered and approved no later than October 28, 2005 and to request that the Sale Order provides that it shall become effective immediately and that the provisions of Federal Rules of Bankruptcy Procedure 6004(g) and 6006(d) shall be waived for cause. The motions shall be in form and substance reasonably acceptable to Buyer and consistent with this Agreement.

HH. Cooperation, Due Diligence, Schedules. Between the date of this Agreement and the Closing, to the extent permitted by law, Seller shall afford the authorized representatives and agents of Buyer (which shall be deemed to include its independent auditors and counsel) reasonable access to and the right to inspect the Purchased Assets and the books and records of Seller relating to the Purchased Assets and Seller’s business, and will furnish Buyer with such additional financial and operating data and other information relating to the Purchased Assets and Seller’s business as Buyer may from time to time reasonably request, including all items set forth on any of Seller’s Schedules, Exhibits or deliveries under this Agreement. Buyer, at Buyer’s expense, shall have the right to make a reasonable number of copies of such books, records, financial and operating data and other information of Seller and shall have the right to reasonable access, for itself and its authorized representatives and agents, to Seller’s business locations and Seller’s directors, officers, employees, accountants, counsel and authorized representatives (each of whom shall be deemed to be bound by the NDA (as defined below), as Buyer considers necessary or appropriate to familiarize itself with the business and operations of Seller’s business, the Purchased Assets or the Assumed Liabilities. Notwithstanding the foregoing, Buyer’s rights of access and inspection in this Section 9.1 (i) shall be subject to the terms and conditions of that certain Noncircumvention and Confidentiality Agreement by and between Seller and Harrington Partners. L.P., dated as of June 14, 2005, with the same force and effect as if Buyer were a party thereto; (ii) shall not include any access to (A) any Confidential Information, or (B) any and all information and material received from any person other than Buyer or its agents or representatives in connection with the proposed sale of any of the Purchased Assets and any analyses prepared by or on behalf of Seller of any bids for the Purchased Assets or any portion thereof, or any materials relating to the negotiations with any potential bidder; and (iii) shall be made to avoid any material disruption of Seller’s business.

II. Consented Assignment. If Seller is unable to obtain the consent of any party that is necessary to assign any Assigned Executory Contract notwithstanding the provisions of sections 363(f) and 365(f) of the Bankruptcy Code, then, subject to any right of Buyer hereunder, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide to Buyer the benefits and obligations under any such Assigned Executory Contract, including enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

JJ. Continuing Operations. From the date hereof until the Closing, Seller shall carry on its business in the same manner as it has heretofore and not make any material change in personnel, operations, finance, accounting policies, or the Purchased Assets other than in the ordinary course of business, and Seller shall use commercially reasonable efforts to preserve the Purchased Assets in the same state as such existed on the date hereof, including maintaining any necessary insurance coverage therefor or thereon.

KK. Name Change. From and after the Closing (but subject to the provisions of Section 6.1 herein with respect to timing and manner of delivery of the Trade Names), Seller shall relinquish all rights to the Trade Names and shall take all necessary and appropriate actions to change its name to other than “Western Water Company,” including filing appropriate documents with the Secretaries of State of Delaware and all other jurisdictions in which it is authorized to do business certifying such name change.

Miscellaneous.

LL. Termination Prior to Closing. Notwithstanding anything to the contrary herein, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows and in no other manner: (a) by mutual consent in writing by Buyer and Seller; (b) by Buyer, if Buyer is not in material breach of its obligations under this Agreement, at any time prior to the entry of the Bid Procedures Order if at such time Buyer is dissatisfied with the results of its due diligence; (c) by Buyer, if Buyer is not in material breach of its obligations under this Agreement, at any time after September 30, 2005, if the Bid Procedures Order shall not have been entered by such date; (d) by Buyer, if Buyer is not in material breach of its obligations under this Agreement, at any time after October 28, 2005, if the Sale Order shall not have been entered by such date; (e) by Buyer, if Buyer is not in material breach of its obligations under this Agreement, at any time after November 30, 2005, if the Closing shall not have occurred by such date; (f) by Seller, if Seller is not in material breach of its obligations under this Agreement, at any time after (i) November 30, 2005, if the Closing shall not have occurred by such date notwithstanding the satisfaction of all conditions in Section 7.1 or (ii) February 1, 2006 without regard to whether the conditions in Section 7.1 have been satisfied; (g) by Buyer by written notice to Seller if any one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 7.1 herein have not been satisfied; (h) by Seller by written notice to Buyer if any one or more conditions to the obligations of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 7.2 herein have not been satisfied; (i) by Buyer if any material amount of the Purchased Assets, taken as a whole, are materially damaged, destroyed or condemned; or (j) by Buyer or Seller if (1) the representations and warranties of the other party set forth in Section 4 or 5, as the case may be, shall not be true and correct in all material respects; or (2) the other party materially breaches any material covenant or obligation it was to perform or comply with prior to the Closing (other than Section 6.1). For purposes of clarification, Seller shall be in material breach of its obligations under this Agreement if, after approval of the Sale Order by the Bankruptcy Court, Seller solicits, accepts or negotiates for any offers to purchase any of the Purchased Assets. Any termination of this Agreement pursuant to this Section 10.1 shall be without liability to the terminating party, subject to the right of any non-breaching party to pursue damages for any breach of this Agreement by the other party, and in the event this Agreement is terminated, the Deposit and all interest thereon shall be returned to Buyer immediately and without counterclaim or offset.

MM. Other Expenses. Except as otherwise provided in this Agreement, Seller shall pay all of its own expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement and Buyer shall pay all of its own expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement.

NN. Management. Buyer anticipates making employment offers to existing management of Seller. Any such offers will be negotiated separately between Buyer and the management team, and shall not be a condition of the sale of assets to Buyer pursuant to this Agreement.

OO. Documentation. Except as otherwise provided herein, all pleadings and orders, contemplated by this Agreement shall be in form and substance reasonably acceptable to Buyer and its counsel, and all agreements ancillary to this Agreement shall be in form and substance reasonably acceptable to Buyer.

PP. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered United States mail, postage prepaid, or sent by nationally recognized overnight express courier and addressed as follows:

1. If to Seller:

Western Water Company

102 Washington Avenue

Point Richmond, CA 94801

Tel: 510-234-7400

Fax: 510-307-7863

Attention: Michael Patrick George

With copy to:

Patricia S. Mar

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Tel: 415-268-6157

Fax: 415-268-7522

2. If to Buyer:

Colorado Water Resources, LLC

c/o Suzzanne S. Uhland, Esq.

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street

San Francisco, CA 94111-3305

Tel: (415) 984-8700

Fax: (415) 984-8701

QQ. Entire Agreement. This Agreement, including all Exhibits and Schedules hereto (which are incorporated herein by reference) and any agreements to be executed and delivered in connection herewith, together constitute the entire agreement and understanding between the parties and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement. This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby.

RR. Amendment; Waiver. Any term or provision of this Agreement may be amended only by a writing signed by Seller and Buyer. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

SS. No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

TT. Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts and in original or by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

UU. Benefit and Burden. This Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by and against, the parties hereto and their respective successors and permitted assigns.

VV. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado (excluding application of any choice of law doctrines that would make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law. The Bankruptcy Court shall have exclusive jurisdiction to enforce and interpret the terms of this Agreement and resolve any disputes and claims with respect thereto.

WW. Severability. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

XX. Attorneys’ Fees. Should any legal proceeding be brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees to be fixed in amount by the Bankruptcy Court (including, without limitation, costs, expenses and fees on any appeal).

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IN WITNESS WHEREOF, Buyer and Seller executed and delivered this Asset Purchase Agreement by their duly authorized representatives as of the Effective Date.

SELLER:	BUYER:
Western Water Company By:	Colorado Water Resources, LLC By:
Its:	Its: